Exhibit 99.1

ANNEXON BIOSCIENCES FURTHER STRENGTHENS ITS EXECUTIVE LEADERSHIP TEAM WITH APPOINTMENT OF TED YEDNOCK, PH.D., TO CHIEF INNOVATION OFFICER AND APPOINTMENT OF LARRY MATTHEAKIS, PH.D., AS CHIEF SCIENTIFIC OFFICER

– Dr. Ted Yednock’s appointment enhances Annexon’s commitment to scientific innovation and pursuit of future programs –

– Dr. Larry Mattheakis brings decades of drug discovery and development expertise to support advancement of Annexon’s current and future pipeline –

SOUTH SAN FRANCISCO, Calif., October 4, 2021 – Annexon, Inc. (“Annexon”) (Nasdaq: ANNX), a clinical-stage company developing a new class of medicines for patients with classical complement-mediated autoimmune, neurodegenerative and ophthalmic disorders, today announced the appointment of Ted Yednock, Ph.D., as chief innovation officer (CIO), and the appointment of Larry Mattheakis, Ph.D., as chief scientific officer (CSO).

“This is an exciting time at Annexon, with three clinical-stage drug candidates advancing in seven clinical trials across our portfolio. Ted and Larry’s deep and complimentary expertise is invaluable at this stage of our company’s growth and will further our pursuit to bring anti-C1q therapies to millions of people suffering from complement-mediated diseases,” said Doug Love, Esq., president and chief executive officer of Annexon. “In his new role as CIO, Ted brings his deep knowledge and passion for the therapeutic potential of C1q and the classical complement pathway to further expand the unique promise of our novel platform. As our new CSO, Larry brings a proven track record in drug development and driving innovative solutions from early discovery to product approvals that can lift our current and future portfolio to new heights. We are thrilled by the opportunities that this strategic expansion of our team brings to the progression of our autoimmune, neurodegenerative and ophthalmic therapeutic areas.”

Dr. Yednock has served as Annexon’s CSO since 2013. Under his leadership, Annexon has continued to progress and add to the scientific body of knowledge of C1q and its ability to block all downstream components of the classical complement pathway that lead to excess inflammation, tissue damage and patient disability in many complement-mediated diseases. As CIO, he will remain a member of the executive committee, serve as chairman of the Scientific Advisory Board and continue to strengthen and integrate Annexon’s key scientific findings and collaborations.

“Our understanding of the role of the complement pathway in different disease processes is exploding,” said Dr. Yednock. “In just the past few months, significant findings have been published regarding the classical complement cascade in the areas of traumatic brain injury, progressive multiple sclerosis and schizophrenia. As CIO, I am excited to focus on our science, working with Larry and the Annexon scientific and clinical teams, to increase the depth and impact of our programs.”

Dr. Mattheakis was previously the senior vice president of discovery biology and translational research at Protagonist Therapeutics, where he led teams from discovery to Phase 1 or Phase 2 clinical development for six different investigational new drug (IND) candidates in autoimmune and hematological conditions and developed the key biomarkers showing clinical target engagement and pharmacodynamics. Prior to Protagonist, Dr. Mattheakis was at Exelixis leading preclinical development for XL499 – a small molecule inhibitor of PI3K delta for treating autoimmune and oncology diseases that was licensed to Merck. Prior to Exelixis, he held positions of increasing responsibility at Cytokinetics and the Affymax Research Institute, where he pioneered the development of novel assay technologies including ribosome display to identify agonists of the thrombopoietin receptor.

Dr. Mattheakis received a Ph.D. in biochemistry from the University of Wisconsin-Madison and trained as a post-doctoral research fellow in the Department of Microbiology and Molecular Genetics at Harvard Medical School.

“I am delighted to join the leadership team and to expand on the work that Annexon has pioneered in the complement space,” said Dr. Mattheakis. “I look forward to helping the company continue to move the science forward in order to deliver new therapies that benefit patients with devasting complement-mediated autoimmune, neurodegenerative and ophthalmic diseases.”

About Annexon, Inc.

Annexon is a clinical-stage biopharmaceutical company developing a new class of complement medicines for patients with classical complement-mediated autoimmune, neurodegenerative and ophthalmic disorders of the body, brain and eye. The company’s pipeline is based on its platform technology addressing a broad spectrum of well-researched classical complement-mediated autoimmune and neurodegenerative diseases triggered by aberrant activation of C1q, the initiating molecule of the classical complement pathway. Annexon is advancing a portfolio of innovative product candidates designed to block the activity of C1q and the entire classical complement pathway: ANX005 (intravenous administration), ANX007 (intravitreal administration) and ANX009 (subcutaneous administration). Annexon is deploying a disciplined, biomarker-driven strategy designed to improve the probability of technical success of its portfolio. For more information, visit www.annexiobio.com.

Contact:

Jennifer Lew

Chief Financial Officer, Annexon Biosciences

jlew@annexonbio.com

Chelcie Lister

chelcie@thrustsc.com